Exhibit 99.1

FOR IMMEDIATE RELEASE

SEEBEYOND ANNOUNCES PRELIMINARY FIRST QUARTER 2004 RESULTS

Company Reaffirms Second Quarter Guidance

MONROVIA, Calif., April 5, 2004 — SeeBeyond (Nasdaq: SBYN), provider of the world’s first fully integrated platform for the development and deployment of composite applications, today announced preliminary results for the first quarter ended March 31, 2004.

SeeBeyond expects to report first quarter 2004 revenue in the range of $33.0 to $34.0 million. In accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company expects to report a net loss for the first quarter in the range of ($0.08) to ($0.07) per share.

Previous guidance provided by the Company on January 28, 2004, estimated revenue for the first quarter of 2004 would be in the range of $36.0 to $38.0 million, and net loss would be in the range of $(0.03) to $(0.01) per share. The Company reaffirms its expectation to be breakeven or profitable on a GAAP basis for the second quarter of 2004.

“While we remain confident in our technology leadership and strongly aligned management team, we are disappointed in our inability to achieve our previously guided revenue and EPS targets this quarter,” said Carv Moore, president and COO of SeeBeyond. “We are confident that these results are in no way reflective of the ultimate promise, nor the future opportunity of the SeeBeyond ICAN Suite 5.0.”

“Unfortunately, there were several large license deals that the new sales force in North America was not able to close in the first quarter,” said Barry Plaga, Chief Financial Officer of SeeBeyond. “Moving into the second quarter, we have a more experienced sales force along with a backlog of deals that are well on their way to closing. We remain confident that we will achieve breakeven in the second quarter on a GAAP basis, and will continue to grow license revenue as the year progresses.”

The Company’s estimated total cash and cash equivalents are approximately $73.0 million as of March 31, 2004.

SeeBeyond will report final first quarter results and forward-looking guidance on April 20, 2004.

About SeeBeyond

Based on 14 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond (Nasdaq: SBYN) delivers the industry’s first fully integrated platform for the development and deployment of composite applications. Beyond eAI, the SeeBeyond® Integrated Composite Application Network (ICAN) Suite helps organizations rapidly assemble and deploy enterprise-scale end-user composite applications built on existing systems and infrastructure to dramatically improve business operations. SeeBeyond has more than 1,880 customers worldwide, including ABB, ABN Amro, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Halliburton, Hertz Corporation, Hewlett-Packard, Pfizer, Samsung, Sprint, Sutter Health and UnitedHealth Group. For more information, please visit www.seebeyond.com.

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SeeBeyond is a registered trademark of SeeBeyond Technology Corporation. All other brands or product names are trademarks of their respective owners.

Certain statements in this press release, including those related to estimated revenue and loss per share for the first quarter of fiscal 2004, the Company’s expected achievement of breakeven earnings per share for the second quarter of 2004, expected license revenue growth during fiscal 2004, and the Company’s prospects for 2004, constitute forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Actual results for the first quarter, second quarter and full year of 2004 may differ materially from those estimated in this press release due to factors that include risks associated with final review of the financial results and preparation of quarterly and annual financial statements, which may include unexpected accounting adjustments. Actual results in future periods are subject to risks that could cause actual results to differ materially from those projected, including risks relating to the level of demand for the Company’s products and services from new and existing customers, the timing and amount of information technology-related spending, the general state of the economy, unpredictable and lengthy sales cycles, dependence on revenues from a single software suite, the ability of the Company to successfully market and sell the SeeBeyond ICAN software suite 5.0, dependence on the success of the Company’s relationships with system integrators and other partners, and the impact of competition in the market for enterprise integration and composite application assembly solutions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K, as amended, for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. The Company does not undertake to update any forward-looking statements.

Contacts:

Barry Plaga	Andrea Williams
Executive Vice President & CFO	Vice President, Investor Relations
(626) 408-3100	(650) 622-2188
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(214) 373-1519
krawlinson@seebeyond.com